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                                                                     Exhibit 3.1

              SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                       CONLEY, CANITANO & ASSOCIATES, INC.



                                    ARTICLE I
                                    ---------

         The name of the corporation is Conley, Canitano & Associates, Inc. (the "Corporation").


                                   ARTICLE II
                                   ----------

         The place in the State of Ohio where the Corporation's principal office is located is the City of Mayfield Heights, Cuyahoga County.


                                   ARTICLE III
                                   -----------

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.


                                   ARTICLE IV
                                   ----------

         The total number of shares of capital stock which the Corporation shall have authority to issue is 55,500,800, of which (a) 500,800 shares shall be preferred stock, par value $.01 per share, (b) 5,000,000 shares shall be non-voting preferred stock, no par value, (c) 5,000,000 shares shall be voting preferred stock, no par value (Sections (a), (b) and (c) collectively referred to herein as "Preferred Stock"), and (d) 45,000,000 shares shall be common stock, no par value.

         Except as otherwise restricted by these Second Amended and Restated Articles of Incorporation, the Corporation is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation which may have been authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.







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         Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

         The voting powers, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.

         The Corporation shall not, by amendment of these Second Amended and Restated Articles of Incorporation or through any Extraordinary Transaction (as defined in Section A.5(a)(ii)) or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, knowingly or purposefully avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights, if any, and other rights of the holders of the Preferred Stock against impairment.

A.  CONVERTIBLE PREFERRED STOCK
    ---------------------------

         1. DESIGNATION. A total of 250,400 shares of the Corporation's Preferred Stock shall be designated as a series known as Convertible Preferred Stock, par value $.01 per share (the "Convertible Stock").

         2.       ELECTION OF DIRECTORS; VOTING.

                  (a) ELECTION OF DIRECTORS. The holders of outstanding shares of Convertible Stock shall, voting together as a separate class, be entitled to elect three (3) Directors of the Corporation. Such Directors shall be the candidates receiving the greatest number of affirmative votes (with each holder of Convertible Stock entitled to cast one vote for or against each candidate with respect to each share of Convertible Stock held by such holder) of the outstanding shares of Convertible Stock (the "Convertible Stock Director Designees"), with votes cast against such candidates and votes withheld having no legal effect. The election of the Convertible Stock Director Designees by the holders of the Convertible Stock shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Convertible Stock called by holders of a majority of the outstanding shares of Convertible Stock or (iv) by the unanimous written consent of holders of the outstanding shares of Convertible Stock. If at any time when any share of Convertible Stock is outstanding any Convertible Stock Director Designee should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Convertible Stock, voting together as a separate class, in the manner and on the basis specified above. The holders of outstanding shares of Convertible Stock shall also be entitled to vote for all other Directors of the Corporation together with holders of all other shares of the Corporation's outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share entitled to the same number of votes specified in Section A.2(b). The holders of outstanding



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         shares of Convertible Stock, may, in their sole discretion, determine to elect only one or two Convertible Stock Director Designees from time to time, and during any such period the Board of Directors nonetheless shall be deemed duly constituted.

                  (b) VOTING GENERALLY. The holder of each share of Convertible Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock (as defined in Section C of this Article IV) into which each share of Convertible Stock could be converted pursuant to Section A.6 hereof (other than by means of Section A.6(b)) on the record date for the vote or for written consent of shareholders, if applicable, multiplied by the number of shares of Convertible Stock held of record on such date. The holder of each share of Convertible Stock shall be entitled to notice of any shareholders' meeting in accordance with the Code of Regulations of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of shareholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including without limitation Section A.8) or by law. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Convertible Stock held by each holder could be converted) shall be rounded to the nearest whole number (with any fraction equal or greater than one-half rounded upward to one).

         3. DIVIDENDS. The holders of Convertible Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion; PROVIDED, HOWEVER, that no such dividend may be declared or paid on any shares of Convertible Stock unless at the same time a dividend is declared or paid on all outstanding shares of Common Stock and vice versa, with holders of Convertible Stock and Common Stock sharing in any such dividends as if they constituted a single class of stock and with each holder of a share of Convertible Stock entitled to receive such dividends based on the number of shares of Common Stock into which such share of Convertible Stock is then convertible hereunder. The right to dividends on shares of Convertible Stock shall not be cumulative, and no right shall accrue to holders of Convertible Stock by reason of the fact that dividends on said shares are not declared in any prior period.

         4.       LIQUIDATION.

                  (a) LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "A Liquidation Event"), each holder of outstanding shares of Convertible Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Stock, an amount in cash equal to (i) $69.89 per share of Convertible Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Stock), plus (ii) any declared but unpaid dividends to which such holder of outstanding shares of Convertible Stock is then entitled pursuant to Sections A.3 and A.5(f) hereof (the sum of clauses
         (i) and (ii) being referred to herein as the





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         ("Convertible Base Liquidation Amount"), plus (iii) any interest accrued pursuant to Section A.5(e) hereof to which such holder of Convertible Stock is entitled, if any (the sum of clauses (i), (ii) and (iii) being referred to herein as the "Convertible Liquidation Preference Amount"); PROVIDED, HOWEVER, that if, upon any Liquidation Event, the amounts payable with respect to the Convertible Liquidation Preference Amount are not paid in full, the holders of the Convertible Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled; and PROVIDED FURTHER, HOWEVER, that if upon any Liquidation Event the holders of the outstanding shares of Convertible Stock would receive more than the Convertible Liquidation Preference Amount in the event their shares were converted into Series A Redeemable Preferred Stock (as defined in Section B.1 of this Article IV) and Common Stock immediately prior to the record date for distributions in connection with such Liquidation Event, then each holder of an outstanding share of Convertible Stock shall receive an amount equal to such holder's Series A Redeemable Liquidation Preference Amount (as defined in Section B.4) under Section B.4 before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Stock, and thereafter shall share ratably with the holders of Common Stock in the assets available for distribution, with such distributions to be made in cash and as if each share of Convertible Stock had been converted into the number of shares of Series A Redeemable Preferred Stock and Common Stock issuable upon the conversion of such holder's shares of Convertible Stock immediately prior to any such Liquidation Event. The provisions of this Section A.4 shall not in any way limit the right of the holders of Convertible Stock to elect to convert their shares of Convertible Stock into Series A Redeemable Preferred Stock and Common Stock pursuant to Section A.6 prior to or in connection with any Liquidation Event.

                  (b) NOTICE. Prior to the occurrence of any Liquidation Event, the Corporation will furnish each holder of Convertible Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Liquidation Event, stating in detail the amount(s) per share of Convertible Stock each holder of Convertible Stock would receive pursuant to the provisions of Section A.4(a) hereof (both with respect to the amount a holder would receive pursuant to clauses (i) and (ii) of Section A.4(a) and the amount a holder would receive pursuant to the second proviso of Section A.4(a)) and stating in detail the facts upon which such amounts were determined.

         5. REDEMPTION.

                  (a)  REDEMPTION EVENTS.

                           (i)    ON OR AFTER OCTOBER 15, 2001.

                                    (A) At any time after October 15, 2001, on
                           any one occasion any holder of Convertible Stock may require the Corporation to redeem up to 50% of the outstanding shares of Convertible Stock held by such holder at such time.





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                                    (B) At any time after October 15, 2002, on
                           any one occasion any holder of Convertible Stock may require the Corporation to redeem up to all of the outstanding shares of Convertible Stock held by such holder at such time.

                           (ii) EXTRAORDINARY TRANSACTIONS. Upon the election of
                  the holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding Convertible Stock in connection with (A) a merger or consolidation of the Corporation with or into another corporation (with respect to which less than a majority of the outstanding voting power of such surviving corporation is held by shareholders of the Corporation immediately prior to such event), (B) the sale or transfer of all or substantially all of the properties and assets of the Corporation and its subsidiaries, (C) any purchase by any party of shares of capital stock of the Corporation (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase, or (D) the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Corporation (each an "Extraordinary Transaction"), then, as a part of and as a condition to the effectiveness of such Extraordinary Transaction, UNLESS the holders of Convertible Stock shall have elected to convert their shares of Convertible Stock into Series A Redeemable Preferred Stock and Common Stock in accordance with the voluntary conversion provisions of Section A.6 prior to the effective date of such Extraordinary Transaction, the Corporation shall, on the effective date of such Extraordinary Transaction, redeem all (but not less than all) of the outstanding shares of Convertible Stock for an amount equal to the Convertible Liquidation Preference Amount, such amount to be payable in cash or, at the election of holders of not less than sixty-six and two-thirds percent in voting power of the outstanding Convertible Stock, in the same form of consideration as is paid to the holders of Common Stock in such Extraordinary Transaction; PROVIDED, HOWEVER, that if upon any Extraordinary Transaction the holders of the outstanding shares of Convertible Stock would receive more than the Convertible Liquidation Preference Amount in the event their shares were converted into Series A Redeemable Preferred Stock and Common Stock immediately prior to such Extraordinary Transaction, then each holder of Convertible Stock shall receive with respect to each outstanding share of Convertible Stock held by such holder an amount equal to the per share liquidation preference for a share of Series A Redeemable Preferred Stock under Section B.4 before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Stock, payable in cash, and thereafter shall share ratably with the holders of the Common Stock in the proceeds of such Extraordinary Transaction or, as applicable, shall receive from the Corporation an amount equal to the amount per share that would be paid if the shares of Common Stock receivable upon conversion of the Convertible Stock were being acquired in the Extraordinary Transaction at the same price per share as is paid for Common Stock, which amount




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                  shall be paid in the same form of consideration as is paid to holders of Common Stock, as if each share of Convertible Stock had been converted into the number of shares of Series A Redeemable Preferred Stock and Common Stock issuable upon the conversion of such share of Convertible Stock immediately prior to such Extraordinary Transaction. The foregoing election shall be made by such holders giving the Corporation and each other holder of Convertible Stock not less than five
                  (5) business days prior written notice, which notice shall set forth the date for such redemption. The provisions of this Section A.5 shall not in any way limit the right of the holders of Convertible Stock to elect to convert their shares into shares of Series A Redeemable Preferred Stock and Common Stock pursuant to Section A.6 prior to or in connection with any Extraordinary Transaction.

                  (b) VALUATION OF DISTRIBUTION SECURITIES. Any securities or other consideration to be delivered to the holders of the Convertible Stock upon any Extraordinary Transaction in accordance with the terms hereof shall be valued as follows:

                           (i) If traded on a nationally recognized securities
                  exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;

                           (ii) If traded over-the-counter, the value shall be
                  deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

                           (iii) If there is no active public market, the value
                  shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Stock, provided that if the Corporation and the holders of sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Stock are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

                  (c) NOTICE BY CORPORATION. Prior to the occurrence of any Extraordinary Transaction, the Corporation will furnish each holder of Convertible Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail all material terms of such Extraordinary Transaction, including without limitation the consideration to be delivered in connection with such Extraordinary Transaction and the identities of the parties to the Extraordinary Transaction.

                  (d) REDEMPTION DATE; REDEMPTION PRICE. Any holder of Convertible Stock may exercise such holder's right of redemption pursuant to Section A.5(a)(i) by such holder giving the Corporation not less than five (5) business days prior written notice, which notice shall set forth the date for such redemption. Upon the election of the holders of not less than sixty-





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         six and two-thirds percent of the voting power of the outstanding
         Convertible Stock to cause the Corporation to redeem the Convertible Stock pursuant to Section A.5(a)(ii), all holders of Convertible Stock shall be deemed to have elected to cause the Convertible Stock to be so redeemed. Any date upon which a redemption shall actually occur in accordance with Section A.5(a) shall be referred to as a "Convertible Redemption Date." The redemption price for each share of Convertible Stock redeemed pursuant to this Section A.5 shall be the per share Convertible Liquidation Preference Amount or such greater per share amount as may be payable pursuant to the proviso to Section A.5(a)(ii), if applicable (the "Convertible Redemption Price"). The aggregate Convertible Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Convertible Stock on the fifteenth (15th) day (or if such day is not a business day, the next business day after the 15th day) after the day on which the Corporation receives the redemption election pursuant to this Section A.5(d) (subject to Section A.5(e)) except to the extent contemplated by the proviso to Section A.5(a)(ii); provided, however, that such date may be postponed for up to an additional sixty (60) calendar days to permit the appraisal process under Section A.5(b)(iii). Until the aggregate Convertible Redemption Price has been paid for all shares of Convertible Stock being redeemed: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) except as permitted by Sections A.8(d)(i), (ii) and (iii), no shares of capital stock of the Corporation (other than the Convertible Stock in accordance with this Section A.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

                  (e) REDEMPTION PROHIBITED. If, at a Convertible Redemption Date, the Corporation is prohibited under Section 1701.35 of the Ohio Revised Code ("Section 1701.35") from redeeming all shares of Convertible Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Convertible Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under Section 1701.35, subject to the last paragraph of Section A.8. The shares of Convertible Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this
         Article IV. In the event that the Corporation fails for any reason to redeem shares for which redemption is required pursuant to this Section A.5, including without limitation due to a prohibition of such redemption under Section 1701.35, then during the period from the applicable Convertible Redemption Date through the date on which such shares are redeemed, the applicable Convertible Base Liquidation Amount of such shares shall bear interest at the rate of 15% per annum, with such interest to accrue daily in arrears and to be compounded annually; PROVIDED, HOWEVER, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the "Maximum Permitted Rate"). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the obligation to be fulfilled shall automatically be reduced to eliminate such excess; PROVIDED, HOWEVER, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date.




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                  (f) DIVIDEND AFTER CONVERTIBLE REDEMPTION DATE. From and after a Convertible Redemption Date, no shares of Convertible Stock subject to redemption shall be entitled to dividends, if any, as contemplated by Section A.3; PROVIDED, HOWEVER, that in the event that shares of Convertible Stock are unable to be redeemed and continue to be outstanding in accordance with Section A.5(e), such shares shall continue to be entitled to dividends and interest thereon as provided in Sections A.3 and A.5(e) until the date on which such shares are actually redeemed by the Corporation.

                  (g) SURRENDER OF CERTIFICATES. Upon receipt of the applicable Convertible Preferred Redemption Price by certified check or wire transfer, each holder of shares of Convertible Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (an "Affidavit of Loss") with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Convertible Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Convertible Stock, and each surrendered certificate shall be canceled and retired; PROVIDED, HOWEVER, that if the holder has exercised its redemption right pursuant to Section A.5(a)(i)(A) or the Corporation is prohibited from redeeming all shares of Convertible Stock as provided in Section A.5(e), the holder shall not be required to surrender said certificate(s) to the Corporation until said holder has received a new stock certificate for those shares of Convertible Stock not so redeemed.

         6. CONVERSION. The holders of the Convertible Stock shall have the following conversion rights:

                  (a) AUTOMATIC CONVERSION UPON ELECTION OF HOLDERS. The holders of shares of Convertible Stock shall be entitled, upon the written election of the holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Stock, without the payment of any additional consideration,
         (i) immediately prior to and subject to the closing or happening of a Liquidation Event or an Extraordinary Transaction and (ii) at any time after October 15, 1999, to cause each (but not less than all) of the outstanding shares of Convertible Stock to be automatically converted into (i) the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as defined in this Section A.6(a)) per share in effect for the Convertible Stock at the time of conversion into the per share Conversion Value (as defined in this Section A.6(a)) of the Convertible Stock (together with any other shares of Common Stock held by the holders of Convertible Stock (regardless of whether such holders continue to hold Convertible Stock), the "Conversion Shares") and (ii) one (1) fully paid and nonassessable share of Series A Redeemable Preferred Stock. Upon the election to so convert in the manner and on the basis specified in the preceding sentence, all holders of the Convertible Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Convertible Stock pursuant to this Section A.6. Upon the filing of these Second Amended and Restated Articles




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         of Incorporation with the Ohio Secretary of State's office, the
         "Conversion Price" per share of Convertible Stock shall be $6.99, and the per share "Conversion Value" of Convertible Stock shall be $69.89. The Conversion Price per share of Convertible Stock and the Common Stock Conversion Rate (as defined in this Section A.6(a)) shall be subject to adjustment from time to time as provided in Section A.7 hereof. The number of shares of Common Stock into which a share of a Convertible Stock is convertible is hereinafter referred to as the "Common Stock Conversion Rate." The number of shares of Series A Redeemable Preferred Stock into which a share of Convertible Stock is convertible is hereinafter referred to as the "Series A Redeemable Conversion Rate." If the holders of shares of Convertible Stock elect to convert the outstanding shares of Convertible Stock at a time when there are any declared but unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion.

                  (b) AUTOMATIC CONVERSION UPON QPO. Each share of Convertible Stock shall automatically be converted, without the payment of any additional consideration, into shares of Common Stock and Series A Redeemable Preferred Stock as of, and in all cases subject to, the closing of the Corporation's first underwritten offering to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, provided that (i) such registration statement covers the offer and sale of Common Stock of which the aggregate net proceeds attributable to sales for the account of the Corporation exceed $35,000,000, at a price per share equal to at least $11.00 (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, stock dividend, or similar event),
         (ii) such Common Stock is listed for trading on either the New York Stock Exchange or the Nasdaq National Market and (iii) if a redemption election is made pursuant to Section B.5(a)(i) or (a)(ii), either (A) all outstanding shares of Series A Redeemable Preferred Stock which are outstanding or issuable upon such automatic conversion are redeemed immediately upon and as of the closing of such offering, (B) contemporaneously with such offering cash in an amount sufficient to redeem all outstanding shares of Series A Redeemable Preferred Stock is segregated and irrevocably held by the Corporation for payment to holders of Series A Redeemable Preferred Stock or (C) all outstanding shares of Series A Redeemable Preferred Stock are exchanged for Series A Notes (as defined in Section B.5(a)(i)) (a "QPO" or a "Qualified Public Offering"); PROVIDED that if a closing of a QPO occurs, all outstanding shares of Convertible Stock shall be deemed to have been converted into shares of Common Stock and Series A Redeemable Preferred Stock immediately prior to such closing. Any such conversion shall be at the Common Stock Conversion Rate and Series A Redeemable Conversion Rate in effect upon the closing of a QPO, as applicable.

         If the holders of shares of Convertible Stock are required to convert the outstanding shares of Convertible Stock pursuant to this Section A.6(b) at a time when there are any declared but unpaid dividends or any amounts due on or in respect of such shares pursuant to Section A.5(e) hereof, such dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion.





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                  (c) PROCEDURE FOR VOLUNTARY CONVERSION. Upon election to
         convert pursuant to Section A.6(a), each holder of Convertible Stock shall surrender the certificate or certificates representing its Convertible Stock, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Convertible Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Convertible Stock by the Corporation, or shall deliver an Affidavit of Loss with respect to such certificates. Upon surrender of a certificate representing Convertible Stock for conversion, or delivery of an Affidavit of Loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock and Series A Redeemable Preferred Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock and Series A Redeemable Preferred Stock upon conversion of Convertible Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock. If a Liquidation Event or conversion of Convertible Stock upon an Extraordinary Transaction or public offering not constituting a QPO occurs, all outstanding shares of Convertible Stock shall be deemed to have been converted into shares of Common Stock and Series A Redeemable Preferred Stock immediately prior thereto, provided that the Corporation shall make appropriate provisions (x) for the Common Stock issued upon such conversion to be treated on the same basis as all other Common Stock in such Liquidation Event, Extraordinary Transaction or public offering not constituting a QPO and
         (y) for the payment of the Series A Redeemable Liquidation Preference Amount in connection with any Liquidation Event or the redemption of the Series A Redeemable Preferred Stock (issued upon such conversion) upon election of such redemption in connection with any Extraordinary Transaction or public offering not constituting a QPO, if applicable, as provided herein. In the event of any public offering constituting a QPO, the provisions of Section A.5(d) shall apply.

                  (d) PROCEDURE FOR AUTOMATIC CONVERSION. As of, and in all cases subject to, the closing of a QPO (the "Automatic Conversion Date"), all outstanding shares of Convertible Stock shall be converted automatically into shares of Common Stock and Series A Redeemable Preferred Stock at the applicable conversion rates specified in Section A.6(a) and without any further action by the holders of such shares and whether or not the certificates representing such shares of Convertible Stock are surrendered to the Corporation or its transfer agent; PROVIDED, HOWEVER, that all holders of Convertible Stock shall be given prior written notice of the occurrence of a QPO in accordance with Section A.9 hereof. The Corporation shall not be obligated to issue certificates evidencing the shares of Series A Redeemable Preferred Stock or Common Stock issuable on the Automatic Conversion Date (or the cash payment or issuance of the Series A Notes for the shares of Series A Redeemable Preferred Stock which are redeemed immediately after such automatic conversion as provided below and in Section B.5(a)(i) or B.5(a)(ii)) unless certificates evidencing such shares of the Convertible Stock being converted, or an Affidavit of Loss with respect to such certificates, are delivered to the Corporation or its transfer agent. On the Automatic Conversion Date, all rights with respect to the Convertible Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an Affidavit of Loss thereof to receive certificates for the number of shares of Common Stock and Series A Redeemable Preferred Stock into which such Convertible Stock has been converted (or the cash payment or Series A Notes to which such holder is entitled as provided below and in Section B.5(a)(i) or (a)(ii)). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or Affidavit of Loss the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such
         QPO) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock and number of shares of Series A Redeemable Preferred Stock or the Series A Notes into which the shares of the Convertible Stock surrendered were convertible on the Automatic Conversion Date. Notwithstanding anything to the contrary set forth in this Section A.6(d), the Corporation may deliver, in lieu of certificates for Series A Redeemable Preferred Stock, cash in an amount determined pursuant to Section B.5(b) hereof on account of the redemption of such Series A Redeemable Preferred Stock, and upon payment of such cash the Series A Redeemable Preferred Stock into which such Convertible Stock would have been converted shall be deemed to have been issued and redeemed by the Corporation.

                  (e) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Series A Redeemable Preferred Stock solely for the purpose of effecting the conversion of the shares of Convertible Stock such number of its shares of Common Stock and Series A Redeemable Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Stock; and if at any time the number of authorized but unissued shares of Common Stock and Series A Redeemable Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock and Series A Redeemable Preferred Stock to such number of shares as shall be sufficient for such purpose.

                  (f) NO CLOSING OF TRANSFER BOOKS. The Corporation shall not close its books against the transfer of shares of Convertible Stock in any manner which would interfere with the timely conversion of any shares of Convertible Stock.

         7. ADJUSTMENTS. The Conversion Price in effect from time to time shall be subject to adjustment from and after October 10, 1997 and regardless of whether any shares of Convertible Stock are then issued and outstanding as follows:

                  (a) STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. Upon the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price shall, simultaneously with the happening of such dividend, subdivision or split be adjusted by multiplying the then effective Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section A.7(a) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of shareholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

                  (b) SALE OF COMMON STOCK. In the event the Corporation shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock (including shares held in the Corporation's treasury but excluding up to 1,420,000 shares of Common Stock (as appropriately adjusted for stock splits, stock dividends and the like) issued to officers, directors or employees of the Corporation or upon the exercise of options or other rights issued to such officers, directors or employees pursuant to the stock option plans (the "Excluded Shares"), for a consideration per share less than the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                           (i) the numerator of which shall be (X) the number of
                  shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus (Y) the number of shares of Common Stock which the net aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price (prior to adjustment), and

                           (ii) the denominator of which shall be (X) the number
                  of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus (Y) the number of such additional shares of Common Stock so issued.

                  (c) SALE OF OPTIONS, RIGHTS OR CONVERTIBLE SECURITIES. In the event the Corporation shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock (other than any options or warrants for Excluded Shares), for a consideration per share (determined by dividing the Net Aggregate

         Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted to the fullest extent permitted by their terms) less than the Conversion Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, the Conversion Price in effect immediately prior to the issuance of such options, warrants or rights or securities shall be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                           (i) the numerator of which shall be (X) the number of
                  shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus (Y) the number of shares of Common Stock which the total amount of consideration received by the Corporation for the issuance of such options, warrants, rights or convertible securities plus the minimum amount set forth in the terms of such security as payable to the Corporation upon the exercise or conversion thereof (the "Net Aggregate Consideration") would purchase at the Conversion Price prior to adjustment, and

                           (ii) the denominator of which shall be (X) the number
                  of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Stock, options, warrants, rights or convertible securities), plus (Y) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted.

                  (d) EXPIRATION OR CHANGE IN PRICE. If the consideration per share provided for in any options or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock, changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such options or convertible securities provided for such changed consideration per share (determined as provided in Section A.7(c) hereof), at the time initially granted, issued or sold; PROVIDED, that such adjustment of the Conversion Price will be made only as and to the extent that the Conversion Price effective upon such adjustment remains less than or equal to the Conversion Price that would be in effect if such options, rights or securities had not been issued. No adjustment of the Conversion Price shall be made under this Section A.7 upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if an adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Conversion Price shall be disregarded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect at the time of the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Conversion Price had the expired or canceled warrants, options, rights or convertible securities not been issued.

                  (e) OTHER ADJUSTMENTS. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the holders of Convertible Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Convertible Stock been converted into Common Stock and Series A Redeemable Preferred Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section A.7 as applied to such distributed securities.

                  If the Common Stock issuable upon the conversion of the Convertible Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section A.7), then and in each such event the holder of each share of Convertible Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Convertible Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                  (f) MERGERS AND OTHER REORGANIZATIONS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A.7) or a merger or consolidation of the Corporation with or into another Corporation or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Convertible Stock shall thereafter be entitled to receive upon conversion of the Convertible Stock the number of shares of stock or other securities or property of the Corporation or of the successor Corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Convertible Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section A.7

         (including without limitation provisions for adjustment of the Conversion Price and the number of shares purchasable upon conversion of the Convertible Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Convertible Stock.

                  (g) All calculations under this Section A.7 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                  (h) Upon the occurrence of each adjustment or readjustment pursuant to this Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Convertible Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and Series A Redeemable Preferred Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Convertible Stock.

         8. COVENANTS. So long as any shares of Convertible Preferred Stock (or Series A Redeemable Preferred Stock, as applicable) shall be outstanding, the Corporation shall not, without first having provided written notice of such proposed action to each holder of outstanding shares of Convertible Preferred Stock (or Series A Redeemable Preferred Stock, as applicable) and having obtained the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Preferred Stock (or Series A Redeemable Preferred Stock, as applicable), voting as a single class, with each share of Convertible Preferred Stock (or Series A Redeemable Preferred Stock, as applicable) entitling the holder thereof to one vote per share of Convertible Preferred Stock (or Series A Redeemable Preferred Stock, as applicable) held by such holder:

                  (a) sell, lease or otherwise dispose of (whether in one transaction or a series of related transactions) all or a substantial portion of its assets or business,

                  (b) merge with or into or consolidate with another entity or enter into or engage in any other transaction or series of related transactions, in any such case in connection with or as a result of which the Corporation is not the surviving entity or the owners of the Corporation's outstanding equity securities prior to the transaction or series of related transactions do not own at least a majority of the outstanding equity securities of the surviving, resulting or consolidated entity,

                  (c) dissolve, liquidate or wind up its operations, (d) directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its Common Stock (as defined in Section C.1) or any other class of its capital stock except (i) for the redemption of Convertible Preferred Stock, Series A Redeemable Preferred Stock or Conversion Shares pursuant to and as provided in these Second Amended and Restated Articles of Incorporation, (ii) for the exchange of Series A Redeemable Preferred Stock for Series A Notes as contemplated by Section B.5(a)(i), (iii) as contemplated by Sections 1.2 and 4.5 of the Stock Purchase and Shareholders Agreement dated as of October 15 by and among the Corporation and the shareholders of the Corporation (the "Purchase Agreement"), or (iv) for the repurchase of shares of Common Stock from employees and consultants pursuant to agreements entered into in connection with the issuance of options and/or restricted stock, pursuant to the Corporation's 1997 Equity and Performance Incentive Plan,

                  (e) propose or adopt any amendment to this Article IV of these Second Amended and Restated Articles of Incorporation, or any other amendment to these Second Amended and Restated Articles of Incorporation or the Corporation's regulations that eliminates, amends or restricts or otherwise adversely affects the rights and preferences of the Convertible Preferred Stock or the Series A Redeemable Preferred Stock, or increases the authorized shares of Convertible Preferred Stock or Series A Redeemable Preferred Stock,

                  (f) declare or make dividend payments on any shares of its Common Stock or any other class of its capital stock,

                  (g) create, or obligate itself to create, any class or series of shares having preference over or being on a parity with the Convertible Preferred Stock or the Series A Redeemable Preferred Stock,

                  (h) increase the size of the Board of Directors to more than seven (7) members, or


                  (i) enter into or be a party to any transaction or agreement, including without limitation any lease (other than the lease in effect as of the date of filing these Second Amended and Restated Articles of Incorporation with respect to the Company's new offices located in Mayfield Heights, Ohio as set forth in the agreement by and between the Corporation and American National Development, Ltd., dated May, 1996) or other rental or purchase agreement providing for loans or extensions of credit by or to the Company with or for the benefit of any person or entity which is a shareholder, officer or director of the Company, a relative by blood or marriage of, a trust or estate for the benefit of, or a person or entity which directly or indirectly controls, is controlled by, or is under common control with, any such person or entity, except (i) for normal compensation paid to employees of the Company in the ordinary course of business and (ii) transactions expressly disclosed in or contemplated by the Agreement and the exhibits thereto.

         Further, the Corporation shall not, by amendment of these Second Amended and Restated Articles of Incorporation or through any Extraordinary Transaction or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, knowingly or purposefully avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and each subsidiary of the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Convertible Preferred Stock and the Series A Redeemable Preferred Stock set forth in this Certificate against impairment. Any successor to the Corporation or any subsidiary of the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Convertible Preferred Stock and the Series A Redeemable Preferred Stock.

         9. NOTICE

                  (a) LIQUIDATION EVENTS, EXTRAORDINARY TRANSACTIONS, ETC. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event (as defined in Section A.4), any Extraordinary Transaction (as defined in Section A.5), any QPO (as defined in Section A.6) or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Convertible Stock (or each holder of Series A Redeemable Preferred Stock, as applicable) at least fifteen (15) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Extraordinary Transaction, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

                  (b) WAIVER OF NOTICE. The holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Stock (or Series A Redeemable Preferred Stock, as applicable) may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

                  (c) GENERAL. In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Convertible Stock (or Series A Redeemable Preferred Stock, as applicable).

         10. NO REISSUANCE OF CONVERTIBLE STOCK. No share or shares of Convertible Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         11. CONTRACTUAL RIGHTS OF HOLDERS. The various provisions set forth herein for the benefit of the holders of the Convertible Stock and Series A Redeemable Preferred Stock shall be deemed contract rights enforceable by them, including without limitation, one or more actions for specific performance.

   B.  SERIES A REDEEMABLE PREFERRED STOCK

         1. DESIGNATION. A total of 250,400 shares of the Corporation's Preferred Stock shall be designated as a series known as Series A Redeemable Preferred Stock, par value $.01 per share (the "Series A Redeemable Preferred Stock").

         2.       ELECTION OF DIRECTORS; VOTING.

                  (a) ELECTION OF DIRECTORS. The holders of outstanding shares of Series A Redeemable Preferred Stock shall, voting together as a separate class, be entitled to elect one (1) Director. Such Director shall be the candidate receiving the greatest number of affirmative votes (with each holder of Series A Redeemable Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series A Redeemable Preferred Stock held by such holder) of the outstanding shares of Series A Redeemable Preferred Stock (the "Series A Redeemable Preferred Stock Director Designee"), with votes cast against such candidates and votes withheld having no legal effect). The election of the Series A Redeemable Preferred Stock Director Designee by the holders of the Series A Redeemable Preferred Stock shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Series A Redeemable Preferred Stock called by holders of a majority of the outstanding shares of Series A Redeemable Preferred Stock or (iv) by the unanimous written consent of holders of the outstanding shares of Series A Redeemable Preferred Stock. Upon conversion of the Convertible Stock, the holder or holders of not less than a majority in voting power of the outstanding Series A Redeemable Preferred Stock shall designate one of the Convertible Stock Director Designees then serving on the Corporation's board of directors to continue in such capacity as the Series A Redeemable Preferred Stock Designee. If at any time when any share of Series A Redeemable Preferred Stock is outstanding the Series A Redeemable Preferred Stock Director Designee should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of holders of the outstanding shares of Series A Redeemable Preferred Stock, voting together as a separate class, in the manner and on the basis specified above.

                  (b) VOTING GENERALLY. Except as set forth above with respect to the election of the Series A Redeemable Preferred Stock Director Designee, the holders of Series A Redeemable Preferred Stock shall not be entitled to vote on any matters except to the extent otherwise required under the Ohio Revised Code.

         3. DIVIDENDS. The holders of outstanding shares of Series A Redeemable Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative (non-compounding) dividends on the Series A Redeemable Preferred Stock in cash, at the per share rate per annum of seven percent (7%) of $62.90 (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series A Redeemable Preferred Stock) (a "Series A Redeemable Cumulative Dividend"). Such dividends will accrue quarterly in arrears commencing as of the date of issuance of the Series A Redeemable Preferred Stock and be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Series A Redeemable Cumulative Dividends shall become due and payable with respect to any share of Series A Redeemable Preferred Stock as provided in Section B.4 and Section B.5. So long as any shares of Series A Redeemable Preferred Stock are outstanding and the Series A Redeemable Cumulative Dividends have not been paid in full in cash: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any Common Stock or other capital stock of the Corporation ranking junior to the Series A Redeemable Preferred Stock; and (B) except as provided in Sections A.8(d)(i), (ii) and (iii), no shares of capital stock of the Corporation ranking junior to the Series A Redeemable Preferred Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. All numbers relating to the calculation of dividends pursuant to this Section B.3 shall be subject to equitable adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Series A Redeemable Preferred Stock. Nothing herein contained shall in any way or under any circumstances be construed or deemed to required the Board to declare, or the Corporation to pay or set apart for payment, any cash dividends of the Series A Redeemable Preferred Stock. Dividends payable on the Series A Redeemable Preferred Stock for any period less than a year shall be computed on the basis of a 365 day (366 day if applicable) year and the actual number of days elapsed.

         4. LIQUIDATION. Upon any Liquidation Event, each holder of outstanding shares of Series A Redeemable Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus, or earnings, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Series A Redeemable Preferred Stock, an amount in cash equal to the sum of (a) $62.90 per share of Series A Redeemable Preferred Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series A Redeemable Preferred Stock), plus (b) any unpaid dividends to which such holder of outstanding shares of Series A Redeemable Preferred Stock is entitled pursuant to Sections B.3 and B.5(d) hereof (the sum of clauses (a) and (b) being referred to herein as the"Series A Redeemable Base Liquidation Amount"), plus (c) any interest accrued pursuant to Section B.5(c) to which such holder of outstanding shares of Series A Redeemable Preferred Stock is entitled, if any (the sum of clauses (a), (b) and (c) being referred to herein as the "Series A Redeemable Liquidation Preference Amount"); PROVIDED, HOWEVER, that if, upon any Liquidation Event, the amounts payable with respect to the Series A Redeemable Liquidation Preference Amount are not paid in full, the holders of the Series A Redeemable Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

         5. REDEMPTION.

          (a)     REDEMPTION EVENTS.

                  (i) UPON ELECTION OF HOLDERS UPON A QPO. Upon the election of the holder or holders of not less than sixty-six and two-thirds percent of the outstanding Convertible Stock, the Corporation shall redeem all (and not less than all, except as set forth in the third sentence of this Section B.5(a)) of the outstanding shares of Series A Redeemable Preferred Stock upon the closing of a QPO. The foregoing election shall be made by such holders giving the Corporation and each other holder of Series A Redeemable Preferred Stock (or Convertible Stock, as applicable) written notice not less than five (5) days prior to the closing of a QPO. In the event that the principal underwriter for a QPO shall reasonably and in good faith request in writing, or cause the Company to so request in writing, that the holders of Series A Redeemable Preferred Stock waive the holders' right to elect to have such holder's shares of Series A Redeemable Preferred Stock redeemed pursuant to this Section B.5(a)(i) and the holders of sixty-six and two-thirds percent in voting power of the outstanding shares of the Series A Redeemable Preferred Stock agree to so waive such redemption election, then all outstanding shares of Series A Redeemable Preferred Stock shall be exchanged, without the payment of additional consideration, for notes of the Company ("Series A Notes") in an aggregate principal amount equal to the aggregate Series A Redemption Price (as defined in Section B.5(b) below), which Series A Notes shall
         (i) mature on the second anniversary of the effective date of such QPO and (ii) bear interest on the outstanding principal balance thereof at the rate of fifteen percent (15%) per annum, which interest shall accrue daily in arrears and be paid on the last day of each month, commencing on the last day of the first month following the effective date of such QPO.

                  (ii) UPON ELECTION OF CORPORATION UPON A QPO. The Corporation may elect to redeem all (but not less than all, other than pursuant to Section B.5(c) below) of the outstanding shares of Series A Redeemable Preferred Stock at any time upon the closing of a QPO. The foregoing election shall be made by the Corporation giving each holder of Series A Redeemable Preferred Stock written notice not less than five (5) days prior to the closing of a QPO.

                  (iii) LAPSE OF TIME.

                           (A) At any time after the later of the first
                  anniversary of the date of the conversion of the Convertible Preferred Stock as set forth in Section A.6 (other than in connection with an Extraordinary Transaction) and October 15, 2001, on any one occasion any holder of Series A Redeemable Preferred Stock may require the Corporation to redeem up to 50% of the outstanding shares of Series A Redeemable Preferred Stock held by such holder at such time.

                           (B) At any time after the later of the second
                  anniversary of the date of the conversion of the Convertible Preferred Stock as set forth in Section

                  A.6 (other than in connection with an Extraordinary Transaction) and October 15, 2002, on any one occasion any holder of Series A Redeemable Preferred Stock may require the Corporation to redeem up to all of the outstanding shares of Series A Redeemable Preferred Stock held by such holder at such time.

                  (iv) UPON EXTRAORDINARY TRANSACTIONS. Upon the election of the holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding Series A Redeemable Preferred Stock (or Convertible Stock, as applicable, proposing to convert the same in order to effect a redemption of the Series A Redeemable Preferred Stock received upon such conversion hereunder), the Corporation shall redeem all (and not less than all, other than pursuant to Section B.5(c) below) of the outstanding shares of Series A Redeemable Preferred Stock upon the occurrence of an Extraordinary Transaction (as defined in Section A.5) or public offering not constituting a QPO. The foregoing election shall be made by such holders giving the Corporation and each other holder of Series A Redeemable Preferred Stock (or Convertible Stock, as applicable) not less than five (5) days prior written notice, which notice shall set forth the date for such redemption.

                  (v) UPON ELECTION OF CORPORATION.

                           (A) At any time after the later of the first
                  anniversary of the date of the conversion of the Convertible Preferred Stock as set forth in Section A.6 and October 15, 2001, the Corporation may redeem 50% (but not less than 50%) of the outstanding shares of Series A Redeemable Preferred Stock. The foregoing election shall be made by the Corporation giving each holder of Series A Redeemable Preferred Stock written notice not less than five (5) days prior to the date for such redemption.

                           (B) At any time after the later of the second
                  anniversary of the date of the conversion of the Convertible Preferred Stock as set forth in Section A.6 and October 15, 2002, the Corporation may redeem all (but not less than all) of the outstanding shares of Series A Redeemable Preferred Stock. The foregoing election shall be made by the Corporation giving each holder of Series A Redeemable Preferred Stock written notice not less than five (5) days prior to such redemption.

                  (b) REDEMPTION DATE; REDEMPTION PRICE. Any holder of Series A Redeemable Preferred Stock may exercise such holder's right of redemption pursuant to Section B.5(a)(iii) by such holder giving the Corporation not less than ten (10) days prior written notice, which notice shall set forth the date for such redemption. Upon the election of the holders of not less than sixty-six and two-thirds percent in voting power of the outstanding Series A Redeemable Preferred Stock to cause the Corporation to redeem the Series A Redeemable Preferred Stock pursuant to Section B.5(a)(i) or (a)(iv), all holders of Series A Redeemable Preferred Stock shall be deemed to have elected to cause the Series A

         Redeemable Preferred Stock to be so redeemed. Any date upon which a redemption shall actually occur in accordance with Section B.5(a) shall be referred to as a "Series A Redemption Date." The redemption price for each share of Series A Redeemable Preferred Stock redeemed pursuant to this Section B.5 shall be the per share Series A Redeemable Liquidation Preference Amount (the "Series A Redemption Price"). The aggregate Series A Redemption Price shall be payable in cash in immediately available funds on the Series A Redemption Date. Until the aggregate Series A Redemption Price, including any interest thereon, has been paid in cash for all shares of Series A Redeemable Preferred Stock redeemed as of the applicable Series A Redemption Date or Series A Notes have been issued pursuant to Section B.5(a)(i): (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) except as provided in Sections A.8(d)(i), (ii) and (iii), no shares of capital stock of the Corporation (other than the Series A Redeemable Preferred Stock in accordance with this Section B.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

                  (c) REDEMPTION PROHIBITED. If, at a Series A Redemption Date, the Corporation is prohibited under Section 1701.35 from redeeming all shares of Series A Redeemable Preferred Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Series A Redeemable Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under Section 1701.35, subject to the last paragraph of Section A.8. The shares of Series A Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Article III. In the event that the Corporation fails for any reason to redeem shares for which redemption is triggered pursuant to Section B.5 (other than pursuant to the third sentence of Section B.5(a)(i)), including without limitation due to a prohibition of such redemption under Section 1701.35, then during the period from the applicable Series A Redemption Date through the date on which such shares are redeemed, the applicable Series A Redeemable Base Liquidation Amount of such shares shall bear interest at the rate of 15% per annum, with such interest to accrue daily in arrears and to be compounded annually.

                  (d) DIVIDEND AFTER REDEMPTION DATE. From and after the closing of a QPO or an Extraordinary Transaction or an public offering not constituting a QPO (in the case of a redemption pursuant to Section B.5(a)(i) or (iv)) or the date specified for redemption in the election notice as set forth in Section B.5(a)(ii) or (v) or Section B.5(b), no shares of Series A Redeemable Preferred Stock subject to redemption shall be entitled to any further dividends pursuant to Section B.3 hereof; PROVIDED, HOWEVER, that in the event that shares of Series A Redeemable Preferred Stock are unable to be redeemed and continue to be outstanding in accordance with Section B.5(c), such shares shall continue to be entitled to dividends and interest thereon as provided in Sections B.3 and B.5(c) until the date on which such shares are actually redeemed by the Corporation.

                  (e) SURRENDER OF CERTIFICATES. Upon receipt of the applicable Series A Redemption Price by certified check or wire transfer or receipt of the Series A Notes pursuant to the third sentence of Section b.5(a)(i), each holder of shares of Series A Redeemable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an Affidavit of Loss with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Series A Redeemable Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Series A Redeemable Preferred Stock (or the holders of Convertible Stock, as applicable), and each surrendered certificate shall be canceled and retired; PROVIDED, HOWEVER, that if the holder has exercised its redemption right pursuant to Section B.5(a)(iii)(A), the holder shall not be required to surrender said certificate(s) to the Corporation until said holder has received a new stock certificate for those shares of Series A Redeemable Preferred Stock not so redeemed.

         6. NOTICE. In the event that the Corporation provides or is required to provide notice to any holder of Convertible Stock or Common Stock in accordance with the provisions of these Second Amended and Restated Articles of Incorporation (including the provisions of Sections A.5(c) and A.9) and/or the Corporation's regulations, the Corporation shall at the same time provide a copy of any such notice to each holder of outstanding shares of Series A Redeemable Preferred Stock.

         7. NO REISSUANCE OF SERIES A REDEEMABLE PREFERRED STOCK. No share or shares of Series A Redeemable Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, exchange or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         8. COVENANTS. So long as any shares of Series A Redeemable Preferred Stock shall be outstanding the provisions of Section A.8 shall apply to all shares of Series A Redeemable Preferred Stock as if such shares were shares of Convertible Preferred Stock.


   C.  COMMON STOCK

         1. DESIGNATION. A total of 45,000,000 shares of the Corporation's common stock shall be designated as Common Stock, no par value (the "Common Stock").

         2.   VOTING.

                  (a) ELECTION OF DIRECTORS. The holders of Common Stock voting together with the holders of outstanding Convertible Stock as a single class shall be entitled to elect all of the Directors of the Corporation (other than the Directors who are subject to election by the holders of Convertible Stock or Series A Redeemable Preferred Stock as a separate class) for so long as any shares of Convertible Stock or Series A Redeemable Preferred Stock remain outstanding and thereafter shall be entitled to elect all of the Directors of the Corporation.

         Such Directors shall be the candidates receiving the greatest number of affirmative votes entitled to be cast (with each holder entitled to cast one vote for or against each candidate with respect to each share held by such holder), with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the regulations of the Corporation. If a person elected in accordance with the foregoing provisions should cease to be a Director for any reason, the vacancy shall only be filled by the vote of the outstanding shares entitled to vote for such Directors, in the manner and on the basis specified above.

                  (b) OTHER VOTING. The holder of each share of Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of shareholders and shall vote together with the holders of the Convertible Stock as a single class upon any items submitted to a vote of shareholders, except as otherwise provided herein.

         3. DIVIDENDS. Subject to the payment in full of all preferential dividends to which the holders of the Redeemable Preferred Stock are entitled hereunder, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, with holders of Convertible Stock and Common Stock sharing PARI PASSU in such dividends as contemplated by Section A.3.

         4. LIQUIDATION. Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Convertible Stock or Series A Redeemable Preferred Stock, as applicable, are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock (and to the extent applicable under Section A.4(a) Convertible Stock) shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

         5. REDEMPTION OF CONVERSION SHARES.

                  (a) REDEMPTION EVENT. Upon the written election of the holder or holders of not less than sixty-six and two-thirds percent in voting power of the Conversion Shares at any time after October 15, 2003, the Corporation shall redeem all of the outstanding Conversion Shares.

                  (b) REDEMPTION DATE; REDEMPTION PRICE. Any holder or holders of not less than sixty-six and two-thirds percent in voting power of the Conversion Shares may exercise such right of redemption pursuant to Section C.5(a) by such holder giving the Corporation not less than twenty (20) days prior written notice, which notice shall set forth the date for such redemption. Any date upon which a redemption shall actually occur in accordance with Section C.5(a) shall be referred to as a "Conversion Share Redemption Date." The redemption price for each Conversion Share redeemed pursuant to this Section C.5 shall be the sum of (x) the greater of (i) the $.4541 (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Common Stock) and (ii) the Fair Market Value (as defined in Section C.5(b)(i) below) of each Conversion Share, plus (y) any unpaid dividends accumulated with respect to such Conversion Shares under Section C.3 and Section C.5(d) hereof (the sum of clauses (x) and (y) being referred to herein as the "Conversion Share Base Redemption Price"), plus (z) any interest accrued pursuant to Section C.5(c) with respect to such Conversion Share (the sum of clauses (x), (y) and (z) being referred to herein as the "Conversion Share Redemption Price"). The aggregate Conversion Share Redemption Price shall be payable in cash in immediately available funds on the Conversion Share Redemption Date. Until the aggregate Conversion Share Redemption Price, including any interest thereon, has been paid in cash for all Conversion Shares redeemed as of the applicable Conversion Share Redemption Date: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) except as provided in Sections A.8(d)(i), (ii) and (iii), no shares of capital stock of the Corporation shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

                  (i) The Fair Market Value of the Conversion Shares shall be determined according to the following procedure:

                           (A) The Board of Directors of the Corporation and
                  holders of at least a majority of the Conversion Shares (the "Conversion Share Majority") shall negotiate in good faith in an effort to reach an agreement upon the Fair Market Value of the Conversion Shares for a period of ten (10) days beginning April 15, 2003.

                           (B) If the Board of Directors and Conversion Share
                  Majority are unable to reach agreement under the foregoing subsection (A), the Fair Market Value of the Conversion Shares shall be determined by appraisal. Within thirty (30) days after the expiration of the ten-day period in subsection (A) above, the Board of Directors and holders of the Conversion Shares to be redeemed shall each elect as an appraiser (collectively, the "Selected Appraisers") a senior member of the American Society of Appraisers experienced in the appraisal of software services companies or an investment banker who is an NASD member and is experienced in the appraisal of software services companies. The Selected Appraisers shall establish the value of the Corporation as if 100% of the Corporation were sold for cash on a going concern basis in an orderly, negotiated transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer, net of reasonably expected transaction expenses. Each Selected Appraiser shall render its appraisal within thirty (30) days of its appointment hereunder. In the event that either Selected Appraiser fails to render an appraisal within such thirty-day period, the first appraisal rendered shall be conclusive. In the event that the values determined by the Selected Appraisers differ by less than ten percent (10%) of the higher value, the value of the Corporation shall be the average of the appraisals made by each of the Selected Appraisers. In the event that the values differ by ten percent (10%) or more of the higher value, the Selected Appraisers shall within ten (10) days select a third appraiser (the "Neutral Appraiser") to conduct an appraisal under the standards set forth herein. The Neutral Appraiser shall render an appraisal within thirty (30) days of its appointment hereunder. The value of the Corporation shall be equal to the appraisal made by the Neutral Appraiser if such appraisal is between the two appraisals made by the Selected Appraisers or, if such appraisal by the Neutral Appraiser is not between the two appraisals made by the Selected Appraisers, then the value of the Corporation shall be that one of the two appraisals made by the Selected Appraisers that is closer to the appraisal made by the Neutral Appraiser. All appraisals delivered pursuant to this subsection (ii) shall be in writing and signed by the appraiser. The fees, costs and expenses of the Selected Appraisers and Neutral Appraiser will be borne by the Corporation. The Fair Market Value of the Conversion Shares shall be an amount equal to the amount of net proceeds that the holders of the Conversion Shares would have received for their shares of Common Stock immediately prior to a sale of the Corporation as provided above.

                           (C) Such Fair Market Value of the Conversion Shares
                  shall be calculated in such a manner as to make the holders of the Conversion Shares neither better off nor worse off than would have been the case if 100% of the Corporation had been sold for cash at the appraised value of the Corporation in accordance with the procedures set forth above (i.e., there is no discount for minority interests or lack of marketability thereof).

                  (c) REDEMPTION PROHIBITED. If, at a Conversion Share Redemption Date, the Corporation is prohibited under Section 1701.35 from redeeming all Conversion Shares for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Conversion Shares in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under Section 1701.35, subject to the last paragraph of Section
         A.8. The Conversion Shares not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Article
         IV. In the event that the Corporation fails for any reason to redeem shares for which redemption is required pursuant to Section C.5, including without limitation due to a prohibition of such redemption under Section 1701.35, then during the period from the applicable Conversion Share Redemption Date through the date on which such shares are redeemed, the applicable Conversion Share Base Redemption Price of such shares shall bear interest at the rate of 15% per annum, with such interest to accrue daily in arrears and to be compounded annually.

                  (d) DIVIDEND AFTER REDEMPTION DATE. From and after a Conversion Share Redemption Date, no Conversion Shares subject to redemption at such Conversion Share Redemption shall be entitled to any further dividends pursuant to Section C.3 hereof; PROVIDED, HOWEVER, that in the event that Conversion Shares are unable to be redeemed and continue to be outstanding in accordance with Section C.5(c), such shares shall continue to be entitled to dividends and interest thereon as provided in Sections C.3 and C.5(c) until the date on which such shares are actually redeemed by the Corporation.

                  (e) SURRENDER OF CERTIFICATES. Upon receipt of the applicable Conversion Share Redemption Price by certified check or wire transfer, each holder of Conversion Shares to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an Affidavit of Loss with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Conversion Shares or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Conversion Shares, and each surrendered certificate shall be canceled and retired, PROVIDED, HOWEVER, that if the holder has not exercised its redemption right with respect to all of its Conversion Shares, the holder shall not be required to surrender said certificate(s) to the Corporation until said holder has received a new stock certificate for those Conversion Shares not so surrendered. Upon receipt of the certificate or certificates, as the case may be, or an Affidavit of Loss, the Corporation shall pay the applicable Conversion Share Redemption Price by certified check or wire transfer.

         6. FRACTIONAL SHARES; UNCERTIFICATED SHARES. The Corporation may issue fractional shares (up to five decimal places) of Common Stock and Preferred Stock. Fractional shares shall be entitled to dividends (on a pro rata basis), and the holders of fractional shares shall be entitled to all rights as shareholders of the Corporation to the extent provided herein and under applicable law in respect of such fractional shares. Shares of Common Stock and Preferred Stock, or fractions thereof, may, but need not be, represented by share certificates. Such shares, or fractions thereof, not represented by share certificates ("Uncertificated Shares") shall be registered in the stock records book of the Corporation. The Corporation at any time at its sole option may deliver to any registered holder of such shares share certificates to represent Uncertificated Shares previously issued (or deemed issued) to such holder.


                                   ARTICLE V
                                   ---------

         The Board of Directors shall be authorized hereby to exercise all powers now or hereafter permitted by law providing rights to the Board of Directors to adopt amendments to these Second Amended and Restated Articles of Incorporation (i) to fix or change the express terms of any unissued or treasury shares of any class, including, without limiting the generality of the foregoing: division of such shares into series and the designation and authorized number of shares of each series; voting rights of such shares (to the extent now or hereafter permitted by law); dividend or distribution rate; dates of payment of dividends or distributions and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements; conversion rights; and restrictions on the issuance of shares of the same series or any other class or series; all as may be established by resolution of the Board of Directors from time to time (collectively with the terms of the Preferred Stock, a "Preferred Stock Designation"), and (ii) to include within these Second Amended and Restated Articles of Incorporation such additional provisions, or amendments to any existing provisions, as may hereafter be authorized by law.

                                   ARTICLE VI
                                   ----------


          Except as may be provided in any Preferred Stock Designation, holders of shares of capital stock of the Corporation shall not be entitled to cumulative voting rights in the election of directors.


                                   ARTICLE VII
                                   -----------


          Except as may be provided in any Preferred Stock Designation, no holder of any shares of capital stock of the Corporation shall have any preemptive right to acquire any shares of unissued capital stock of any class or series, now or hereafter authorized, or any treasury shares or securities convertible into such shares or carrying a right to subscribe to or acquire such shares of capital stock.


                                  ARTICLE VIII
                                  ------------


          The Corporation may from time to time, pursuant to authorization by the Board of Directors and without action by the shareholders, purchase or otherwise acquire capital stock of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Board of Directors shall determine; subject, however, to such limitation or restriction, if any, as is contained in any Preferred Stock Designation at the time of such purchase or acquisition.

                                   ARTICLE IX
                                   ----------



         Notwithstanding anything to the contrary contained in these Second Amended and Restated Articles of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Article V, Article VI, Article VII, Article VIII or this
Article IX; provided, however, that this Article IX shall not alter the voting entitlement of shares that, by virtue of any Preferred Stock Designation, are expressly entitled to vote on any amendment to these Second Amended and Restated Articles of Incorporation. For purposes of these Second Amended and Restated Articles of Incorporation, "voting power of the Corporation" means the aggregate voting power of (1) all the outstanding shares of Common Stock of the Corporation and (2) all the outstanding shares of any class or series of capital stock of the Corporation that has (i) rights to distributions senior to those of the Common Stock including, without limitation, any relative, participating, optional, or other special rights and privileges of, and any qualifications, limitations or restrictions on, such shares and (ii) voting rights entitling such shares to vote generally in the election of directors.


                                   ARTICLE X
                                   ---------

          Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Second Amended and Restated Articles of Incorporation in the office of the Secretary of State of Ohio.


                                   ARTICLE XI
                                   ----------


          These Second Amended and Restated Articles of Incorporation supersede the existing Amended and Restated Articles of Incorporation of the Corporation.